PERCON
                                  INCORPORATED

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the "Agreement") is made this 1st day of April, 1996 by and between PERCON INCORPORATED, a Washington corporation ("Employer") and Brad West ("Employee").

1.   Employment

     Employer hereby agrees to employ Employee, and Employee hereby accepts employment, subject to the terms and conditions set forth herein, in the capacity of Vice President of Operations and Quality Programs. Employee shall perform such duties in such capacity as are assigned to him or her by the President of Employer. Employee agrees that any and all creative or intellectual work, inventions, know how, etc., including, without limitation, computer programs or models, prepared or originated by Employee during or within the scope of his or her employment by Employer, whether or not such work, etc. is subject to protection under federal or state copyright, patent or similar laws, shall constitute work for hire, all rights to which shall be owned exclusively by Employer; and, in any event, Employee hereby assigns, or agrees to assign, to Employer all rights, title and interest in all such work, etc., except to the extent Employer, by written consent, permits Employee to retain such work, etc.

2.   Compensation

     2.1 As compensation for all services rendered by Employee to Employer, Employer shall pay Employee $90,000 per Year. In addition, Employee shall be entitled to participate in any health, welfare or other benefit plans adopted by Employer for the benefit of its employees generally. All other benefits and terms of employment, except as herein provided, shall be governed by and subject to the policies and procedures set forth in Employer's Personnel Manual. Employee acknowledges that Employer may change such policies and procedures from time to time as and when Employer determines such changes are necessary or appropriate.

     2.2 Employee shall be entitled to receive, in addition to the annual salary, an annual bonus calculated in accordance with the Executive Bonus Plan. The Executive Bonus Plan is determined by Employer's Compensation Committee of the Board of Directors and is updated annually. The Executive Bonus Plan is at the sole discretion of Employer's Compensation Committee of the Board of Directors and future awards under the plan are not guaranteed. Employee will not participate in Employer's regular Employee Profit Sharing Plan.

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3.   Term and Termination

     Employee's duties and obligations hereunder shall commence as of the date hereof, and shall continue until terminated as provided herein. Employee's employment hereunder (but not his or her other obligations hereunder) may be terminated as follows:

     (a) By Employee or Employer at any time and for any reason upon six (6) months written notice, provided, however, that upon such notice, whether given by Employer or Employee, Employer may, at its sole option, pay Employee all amounts owing through the end of such notice period, and Employee shall not return to work thereafter. If Employee provides notice to Employee, Employer shall provide Employee outplacement services reasonable for the Employee to retain a comparable position with another company. Fees for outplacement services for Employee shall not exceed $10,000.

     (b) By Employer immediately if Employee shall commit a criminal act or otherwise engage in conduct which a reasonable person would consider materially damaging to the reputation or business of Employer or to the trust necessary in an employment relationship.

     (c) By Employer immediately upon a material breach of this Agreement.

     (d) Immediately by Employee upon the dissolution or liquidation of Employer, whether voluntarily, through a bankruptcy proceeding or otherwise, provided, however, that if there is a successor-in-interest of Employer to whom this Agreement has been assigned, the dissolution or liquidation of Employer shall not terminate any of Employee's obligations hereunder. Any termination by Employee pursuant to this Section 3(d) shall extinguish all of Employee's obligations hereunder, including the obligations set forth in Section 4 and 5.

     (e) In the event of a merger, consolidation, plan of exchange, acquisition of property or stock or other "change in control" of Employer, Employee shall be entitled to a minimum of six (6) months salary as severance payment and shall be entitled to 100% vesting in all stock options granted to Employee by Employer if the Employee is terminated or there is a material change in the Employee's pay, benefits, duties, responsibilities or Employee is required to relocate within two (2) years of the change in control. Employee shall not be entitled to severance payments or 100% vesting in stock options granted for termination as noted in sections 3.(b) and 3.(c).

4.   Non Competition

     In consideration of the execution of this Agreement and Employee's employment hereunder, Employee agrees that during the course of Employee's employment with Employer, and for a period of two (2) years following the termination of such employment for any reason whatsoever (except as set forth in section 3(d) above), Employee shall not,

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directly or indirectly (whether as a partner, shareholder, sole proprietor, employee, independent contractor, consultant, agent, officer, director, creditor (other than as a supplier of permitted goods or series to such businesses generally), investor, or in any other capacity, engage in any business activity or operations in competition with or which would otherwise detract from the then current or planed business activities and operations of Employer, any place in the United States. Notwithstanding the foregoing nothing herein shall prohibit Employee from investing in any publicly traded securities. Employee acknowledges that the foregoing covenant is reasonable and that Employee is capable of gainful employment without breaching the provisions thereof.

5.   Confidentiality

     5.1 As used in this Agreement, "Confidential Information" includes (a) proprietary and/or confidential information of Employer; (b) any information or material marked, designated or treated by Employer as confidential or propriety;
(c) information, whether or not in tangible form and whether or not designated as confidential or proprietary, which is known to Employee as being treated by Employer as confidential or proprietary or which might reasonably be treated as confidential or proprietary; and (d) information provided to Employer by third parties which Employer is obligated to keep confidential. Confidential Information includes, but is not limited to, discoveries, ideas, concepts, product source codes, designs, drawings, trade secrets, know how, specifications, techniques, models, data, programs, documentation, processes, customer information, marketing information, financial information, technical information and business plans and planning.

     5.2 Employee acknowledges and agrees that the Confidential Information is a valuable asset of Employer, and its protection as confidential is vital to the success of Employer's business. Employee acknowledges and agrees that all Confidential Information is and shall at all times remain the sole and exclusive property of Employer, even if prepared or created, in whole or in part, by Employee, and whether or not directly disclosed or entrusted to Employee by Employer or any other person. In addition, Employee agrees to comply with all policies and procedures as Employer may from time to time establish to protect and preserve the Confidential Information. Employee agrees to exercise the highest degree of care in safeguarding the Confidential Information against disclosure of any kind or nature, whether intentional or unintentional, and agrees generally to take all steps necessary to ensure the maintenance of its confidentiality.

     5.3 Employee shall not disclose the Confidential Information, directly or indirectly, under any circumstance or by any means, to any third person without the express prior written consent of Employer.

     5.4 Employee shall not copy, transmit, reproduce, summarize, in whole or in part, or otherwise made any use of Confidential Information, except as may be necessary to perform Employee's duties to Employer and for Employer's benefit. Employee agrees that all records, notes, computer programs, disks and other materials (and all copies thereof)

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relating to Employer's operations or business, including those which may be prepared by Employee, and all objects associated therewith, whether or not such materials include or contain Confidential Information, are and shall remain the property of Employer, and Employee shall not remove such material from Employer's business premises except with Employer's prior written consent. Upon termination of Employee's employment for any reason whatsoever, or at any time on Employer's request, Employee shall promptly deliver to Employer all Confidential Information, in whatever form, and such other materials of Employer, as may be in Employee's possession or within Employee's control.

     5.5 Confidential Information shall not include information voluntarily disclosed to the general public by Employer or otherwise clearly in the public domain through no act in violation of any covenant of confidentiality.

     5.6 The obligations of Employee under this Section 5 shall survive termination of Employee's employment and shall terminate only pursuant to
Section 3(d) above.

6.   Remedies

     Employee agrees that a breach of his or her covenants under sections 4 or 5 hereunder would result in substantial damages to Employer which would be difficult, if not impossible, to ascertain, and by reason of that fact Employee agrees that upon any such breach, Employer shall have the right to enforce the provisions of sections 4 and 5 hereof by injunction specific performance, or other proceeding in equity, without the necessity of bond. The parties hereby agree that venue for such proceeding may be laid in Lane County, Oregon or the federal district court for the State of Oregon.

7.   Modification

     No waiver or modification of any term or provision of this Agreement shall be valid unless in writing and duly executed by the parties hereto.

8.   Notice

     Any notice to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, return receipt requested, addressed as follows:

          If to Employer:              President
                                       Percon Incorporated
                                       1720 Willow Creek Circle #530
                                       Eugene, Oregon 97402

          If to Employee:              Brad West
                                       3056 Wolf Meadows Lane
                                       Eugene, OR  97408

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or to such other address as either party may notify the other in accordance with this section.

9.   Binding Effect

     The provisions of this Agreement shall inure to the benefit of and be binding upon Employer or any assignee of Employer in connection with the sale of substantially all of the business and operations of Employer. The obligations of Employee hereunder are personal in nature and may not be assigned.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                 Employee:  /S/ BRAD WEST
                                            ---------------------------------

                                 Employer:
                                 Percon Incorporated

                                 By:        /S/ MICHAEL COUGHLIN
                                            ---------------------------------
                                 Title:     President